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Investors	News Media
Patty Campanile	Linda Megathlin
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pcampanile@sensata.com	lmegathlin@sensata.com

SENSATA TECHNOLOGIES B.V. ANNOUNCES THIRD QUARTER 2008 RESULTS

•	Third quarter 2008 net revenue grew to $361.8 million, an increase of 1.2 percent, from $357.4 million in the same period 2007.

•	Third quarter 2008 cash balance ended at $150.4 million, an increase of $52.9 million from the June 30, 2008 cash balance of $97.5 million.

Almelo, The Netherlands – October 29, 2008 - Sensata Technologies B.V. announces results of its operations for the third quarter and nine months ended September 30, 2008.

Highlights of the Third Quarter and Nine Months Ended September 30, 2008

Third quarter 2008 net revenue was $361.8 million, which represents an increase of $4.4 million, or 1.2 percent, from the third quarter of 2007 net revenue of $357.4 million. Adjusted EBITDA1  was $85.0 million, which is $5.1 million or 5.7 percent lower than the third quarter 2007 Adjusted EBITDA1  of $90.2 million. Net Income was $72.5 million versus a Net Loss of $86.8 million for the same period in 2007.

For the nine months ended September 30, 2008, net revenue was $1,157.0 million, an increase of $126.0 million or 12.2 percent from $1,031.0 million for the same period in 2007. Adjusted EBITDA1 was $285.0 million, which was an increase of $20.8 million or 7.8 percent from $264.2 million for the same period in 2007. Net Loss was $82.3 million versus a Net Loss of $172.3 million for the same period in 2007.

Quarter ending cash balances grew to $150.4 million, including a $25.0 million draw on our revolver during the third quarter, up from $97.5 million at June 30, 2008 and $60.1 million at December 31, 2007.

Tom Wroe, Chairman and Chief Executive Officer, said, “Our third quarter missed our expectations due to the worsening economic conditions world wide. Although we saw growth in net revenue, it was lower than expected and has changed our expectations for net revenue growth for the balance of the year, and for the next several quarters. Given the decline we are seeing in Europe, and now beginning to see in Asia, we expect our fourth quarter to be down as much as 10-15% from last year. The significance of the decline in 2009 will depend on the depth and the longevity of the downturn, particularly within the automotive and housing markets.” Mr. Wroe added, “We will continue to monitor the economy and remain nimble in our business. Flexibility is key in these unprecedented times of volatility in both the market overall and in the specific end markets we serve. As a result, we have, and we will continue to evaluate cost containment measures to assure our cost is aligned with this demand.”

Jeff Cote, Chief Financial Officer added, “From a financial standpoint, our business remains on a solid foundation as evidenced by our ability to generate cash during these challenging times. Despite this positive cash flow during the quarter, we decided to draw $25.0 million from our revolving credit facility. This move was related to our view of potential counter party risk which we will continue to monitor. Although we continue to expect positive free cash flow generation, we are now expecting $75 - $85 million for the year, down from our previous guidance of $100 million.” Mr. Cote added, “Our Adjusted EBITDA1 during the quarter did not grow with revenue partially due to a $3.9 million charge related to the foreign exchange impact on revaluing our net current assets, primarily due to the weakening Euro during the quarter.”

1 See Non-GAAP measures for discussion of EBITDA and Adjusted EBITDA, including a reconciliation of these measures to GAAP Net (Loss)/Income.

Recent Developments

On September 16, 2008, Sensata drew on its revolving credit facility in the amount of $25.0 million and this amount remained on our balance sheet at the end of the third quarter.

On July 23, 2008, Sensata issued an aggregate principal amount of €141 million of senior subordinated notes (the “Notes”) with a coupon of 11.25% and a maturity date of January 15, 2014, in a transaction exempt from the registration requirements of the Securities Act of 1933. The Notes are unsecured and are subordinated in right of payment to all of the Company’s existing and future senior indebtedness and on par with the existing and future senior subordinated notes. Sensata used the Notes issued in this offering to repay amounts outstanding under its existing senior subordinated term loan, originally issued as bridge financing for the acquisition of Airpax Holdings, Inc. on July 27, 2007.

Company Earnings Conference Call

The Company will conduct a conference call on Wednesday, October 29, 2008 at 10:30 AM (EDT) to discuss the financial results for its third quarter and nine months ended September 30, 2008. The U.S. dial in number is 888-239-5289 and the non-U.S. number is 913-312-1376. The conference code number is 3488920. For those unable to participate in the conference call, a replay will be available for one week following the call. To access the replay, the U.S. dial in number 888-203-1112 and the non-U.S. dial in number is 719-457-0820. The replay passcode is 3488920. The replay will also be available for one year on the Company’s website, http://www.sensata.com.

About Sensata Technologies B.V.

Sensata is a leading designer and manufacturer of sensors and controls in each of the key applications in which it competes. Sensata has business and product development centers in the United States, the Netherlands and Japan; and manufacturing operations in Brazil, China, South Korea, Malaysia, Mexico, and the Dominican Republic, as well as sales offices around the world. Sensata employs approximately 10,000 people worldwide.

The Company manufactures over 20,000 different products that are highly engineered and application specific and ships over one billion units each year.

Safe Harbor Statement

This earnings release and our statements on our earnings calls contain forward-looking statements, which may involve risks or uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that might cause these differences include, but are not limited to: changes in general economic conditions; continued pricing and other pressures from our customers; increases in labor and material costs and non-performance by our suppliers; interest rate and foreign currency changes and various other risks associated with our non-U.S. operations; increased competition in the key markets in which we operate; the threat of material costs associated with product liability, warranty and recall claims; our ability to develop and protect intellectual property and know-how; our ability to integrate acquired businesses, including our ability to realize synergies related to our integration of acquisitions; changes in tax laws in the jurisdictions where we operate; and the risk that the interests of our sponsors may conflict with those of the holders of our notes. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings. Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

Non-GAAP Measures

EBITDA and Adjusted EBITDA are non-GAAP measures of profitability. Adjusted EBITDA is a required measure in our bank reporting. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA by adjusting EBITDA to exclude non-cash expenses, one-time charges associated with becoming a stand-alone company and charges associated with becoming an SEC registrant, expenses associated with realizing synergies on acquisitions, and significant nonrecurring items. We believe Adjusted EBITDA provides investors with helpful information with respect to our operations and cash flows. We include it to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. See the tables below which reconcile Net Income/(Loss) to EBITDA and Adjusted EBITDA.

The following (unaudited) table reconciles Net Income / (Loss) to EBITDA and Adjusted EBITDA for the third quarter 2008:

($ in 000s)	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007

Net Income / (Loss)	$72,535	$(86,767)
Provision for income taxes	16,613	11,337
Interest expense, net	48,995	49,152
Depreciation and amortization	48,894	47,771
EBITDA	187,037	21,493
S&C transition expenses	1,368	5,027
Acquisition & restructuring costs	6,898	3,678
Significant, non-recurring items	(88)	–
Write-off of inventory step-up	–	2,296
Currency translation (gain)/loss on debt	(113,136)	56,185
Stock compensation, management fees and other	2,940	1,493
Adjusted EBITDA[1]	$85,019	$90,172

1See Non-GAAP measures for discussion of EBITDA and Adjusted EBITDA, including a reconciliation of these measures to GAAP Net (Loss)/Income.

Certain prior period amounts have been re-classified to allow comparison to current year.

The following (unaudited) table reconciles Net (Loss) to EBITDA and Adjusted EBITDA for the nine months ended September 30, 2008:

($ in 000s)	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007

Net (Loss)	$(82,287)	$(172,311)
Provision for income taxes	52,225	41,471
Interest expense, net	150,113	136,850
Depreciation and amortization	151,070	138,565
EBITDA	271,121	144,575
S&C transition expenses	3,941	20,131
Acquisition & restructuring costs	18,167	7,663
Significant, non-recurring items	14,853	—
Acquired in-process research and development	—	5,700
Write-off of inventory step-up	—	4,454
Currency translation (gain)/loss on debt	(29,227)	76,007
Stock compensation, management fees and other	6,103	5,699
Adjusted EBITDA[1]	$284,958	$264,229

1 See Non-GAAP measures for discussion of EBITDA and Adjusted EBITDA, including a reconciliation of these measures to GAAP Net (Loss)/Income.

Certain prior period amounts have been re-classified to allow comparison to current year.

SENSATA TECHNOLOGIES B.V.
Consolidated Statement of Operations
(unaudited)

($ in 000s)	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007
Net revenue	$361,807	$357,427
Operating costs and expenses:
Cost of revenue	244,434	241,013
Research and Development	11,840	11,786
Selling, general and administrative	72,296	77,595
Restructuring charges	2,487	1,960
Total operating costs and expenses	331,057	332,354
Profit from operations	30,750	25,073
Interest expense, net	(48,995)	(49,152)
Currency translation gain/(loss) and other	107,393	(51,351)
Income / (Loss) before taxes	89,148	(75,430)
Provision for income taxes	16,613	11,337
Net Income / (Loss)	$72,535	$(86,767)
Adjusted EBITDA[1]	$85,019	$90,172

1See Non-GAAP measures for discussion of EBITDA and Adjusted EBITDA, including a reconciliation of these measures to GAAP Net (Loss)/Income.

Certain prior period amounts have been re-classified to allow comparison to current year.

SENSATA TECHNOLOGIES B.V.
Consolidated Statement of Operations
(unaudited)

($ in 000s)	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Net revenue	$1,156,965	$1,030,995
Operating costs and expenses:
Cost of revenue	783,961	695,265
Research and development	37,563	31,843
Acquired in-process research and development	─	5,700
Selling, general and administrative	235,189	218,965
Restructuring charges	7,692	3,335
Total operating costs and expenses	1,064,405	955,108
Profit from operations	92,560	75,887
Interest expense, net	(150,113)	(136,850)
Currency translation gain/(loss) and other	27,491	(69,877)
(Loss) before taxes	(30,062)	(130,840)
Provision for income taxes	52,225	41,471
Net (Loss)	$(82,287)	$(172,311)
Adjusted EBITDA[1]	$284,958	$264,229

1See Non-GAAP measures for discussion of EBITDA and Adjusted EBITDA, including a reconciliation of these measures to GAAP Net (Loss)/Income.

Certain prior period amounts have been re-classified to allow comparison to current year.

SENSATA TECHNOLOGIES B.V.

Notes to (unaudited) Consolidated Statement of Operations

Basis of Presentation

The accompanying (unaudited) Consolidated Statement of Operations does not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. The accompanying financial information reflects all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results of our operations for the interim periods presented. The results of operations for the three and nine months ended September 30, 2008 and 2007 are not necessarily indicative of the results to be expected for the full year. This information should be read in conjunction with the consolidated and combined financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the interim financial statements included in the Company’s Form 10-Q for the periods ended June 30, 2008 and March 31, 2008 as well as the interim financial statements to be included in the Company’s Form 10-Q for the period ended September 30, 2008.

U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements.